Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. (“NSAI”) hereby consents to the references to its firm in the form and context in which they appear in this Amendment No. 2 to the Registration Statement on Form S-4 and any amendments thereto filed by Red Rider HoldCo, Inc. and the related proxy statement/prospectus that is a part thereof. NSAI hereby further consents to the use and incorporation by reference of information from its report, dated March 31, 2017, regarding those quantities estimated by NSAI of proved reserves of Fifth Creek Energy Operating Company, LLC and its subsidiaries, the future net revenues from those reserves and their present value as of December 31, 2016.

NSAI further consents to the reference to this firm under the heading “Experts” in the Registration Statement and related prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III

C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

February 8, 2018

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